W&T Offshore Reports First Quarter 2013 Financial And Operational Results

HOUSTON, May 7, 2013 /PRNewswire/ -- W&T Offshore, Inc. (NYSE: WTI) today announced financial and operational results for the first quarter of 2013. Some of the first quarter highlights include:

  Production volumes averaged 50.0 MBoe per day, or 299.9 MMcfe of natural gas per day.  Oil production for the first quarter of 2013 increased 20% over the first quarter of 2012 due to higher production at Ship Shoal 349 "Mahogany" and onshore West Texas.
  Production volumes were split 41% oil, 12% NGLs and 47% natural gas.  Average realized sales price was $107.15 per barrel for oil, $34.25 per barrel for NGLs and $3.38 per Mcf for natural gas.
  Revenues were $259.2 million and net income and earnings per share were $26.6 million and $0.35 per share, respectively.
  Adjusted EBITDA was $168.3 million, up $21.8 million over the first quarter last year and Adjusted EBITDA Margin was 65%, up from 62% in the first quarter last year.  Net cash provided by operating activities was $169.8 million, up from $128.2 million, due to better operating results.
  Completed 15 wells, including one well offshore in the Gulf of Mexico and 14 wells (three horizontal and 11 vertical) in the Permian Basin of West Texas.
  We paid a dividend of $0.08 per share during the quarter.  In May 2013, we increased the quarterly dividend to $0.09 per share.
  On April 19, the borrowing base for our revolving bank credit facility was increased to $800 million from $725 million.

Tracy W. Krohn, W&T Offshore's Chairman and Chief Executive Officer, stated, "Our results for the first quarter reflect the success of our strong development drilling program in 2012. Between the increases in our onshore production and the contribution from our Mahogany drilling program, we saw a 20% growth in oil production compared to the first quarter of 2012. Our net cash provided by operating activities was up 33% to $169.8 million. Strong cash flow continues to fund our exploratory and development drilling programs and drive organic growth. The recent increase in our borrowing base to $800 million, up from $725 million, further improves our liquidity and provides us with significant capital to take on new opportunities or pursue acquisitions as we find opportunities that meet our criteria."

Revenues, Production, and Price: Revenues for the first quarter were $259.2 million compared to $235.9 million in the first quarter of 2012. During the first quarter of 2013, we sold 1.8 million barrels of oil, 0.5 million barrels of NGLs and 12.7 Bcf of natural gas as compared to 1.5 million barrels of oil, 0.5 million barrels of NGLs and 14.4 Bcf of natural gas for the same period of 2012. In total, we sold 4.5 million Boe at an average realized sales price of $57.53 per Boe compared to 4.5 million Boe sold at an average realized sales price of $52.41 per Boe in the first quarter of 2012. Revenues from oil and liquids as a percent of our total revenues were approximately the same, 83.3% for the first quarter of 2013 compared to 83.2% for the prior year period.

Net Income & EPS: Our operating results for the first quarter of 2013 resulted in net income of $26.6 million, or $0.35 per common share, compared to net income of $3.2 million, or $0.04 per common share for the same period in 2012. Net income for the first quarter of 2013, adjusted to exclude special items was $26.4 million, or $0.35 per common share. This compares to $30.8 million, or $0.40 per common share reported for the first quarter of 2012, excluding special items. See the "Reconciliation of Net Income to Net Income Excluding Special Items" and related earnings per share, excluding special items in the table under "Non-GAAP Financial Information" at the back of this press release for a description of the special items.

Cash Flow from Operating Activities and Adjusted EBITDA: EBITDA and Adjusted EBITDA are non-GAAP measures and are defined in the "Non-GAAP Financial Measures" section at the back of this press release. Adjusted EBITDA for the first quarter of 2013 was $168.3 million, compared to $146.5 million for the same period in 2012. Our Adjusted EBITDA Margin in the first quarter of 2013 was 65% compared to 62% for the same period in 2012. Net cash provided by operating activities for the first quarter of 2013 was $169.8 million compared to $128.2 million for the same period of the prior year. We expect to receive a $42 million tax refund from the U.S. Treasury in connection with tax net operating loss carrybacks to 2010 and 2011 sometime during the third quarter of 2013.

As previously disclosed in our fourth quarter 2012 earnings release, we have already incurred $49.7 million, and we expect to incur an additional $0.7 million in costs related to removal of wreckage associated with platforms damaged by Hurricane Ike in 2008. As part of our litigation claim against our excess insurance underwriters, we have filed a motion for summary judgment, which if successful, would result in the reimbursement of the costs incurred once all claims are filed.

Lease Operating Expenses ("LOE"): For the first quarter of 2013, LOE, which includes base lease operating expenses, insurance, workovers, facilities expenses, and hurricane remediation costs net of insurance claims, was $59.3 million compared to $56.7 million in the first quarter of 2012. On a component basis, facilities expense increased $3.3 million, base lease operating expenses increased $0.6 million, and hurricane remediation costs net of insurance claims increased $0.2 million, while workover expense decreased $1.5 million.

Depreciation, depletion, amortization and accretion ("DD&A"): DD&A for the first quarter of 2013 was $108.9 million compared to $88.5 million for the first quarter of 2012. DD&A increased primarily due to investments made in 2012 in proved undeveloped properties and the Newfield properties acquired in 2012.

General and administrative expenses ("G&A"): G&A decreased to $21.1 million for the first quarter of 2013 from $29.5 million for the prior year period primarily because the first quarter of 2012 included an $8.3 million litigation accrual that did not recur in the 2013 period.

Interest expense: Interest expense incurred increased to $21.2 million for the first quarter of 2013 from $13.9 million for the prior year period. The aggregate principle amount of our 8.5% Senior Notes outstanding was $900.0 million in the first quarter of 2013 compared to $600.0 million in the prior year period due to the issuance of an additional $300.0 million principle amount of our 8.5% Senior Notes during October 2012. During the first quarter of 2013 and 2012, $2.4 million and $3.2 million, respectively, of interest was capitalized to unevaluated oil and natural gas properties. The decrease is primarily attributable to reclassifying unevaluated properties to the full cost pool during the fourth quarter of 2012.

Derivative Schedule: We have posted an update to our commodity derivatives schedule in the investor relations section of our website at http://www.wtoffshore.com/.

Capital Expenditures: Our capital expenditures for the first quarter of 2013 were $136.6 million, of which 63% was dedicated to offshore activities and 37% to onshore activities. The capital expenditures for the quarter were comprised of $60.6 million for exploration activities, $73.7 million for development activities, and $2.3 million for seismic, leasehold, and other costs.

In April, the borrowing base for our revolving bank credit facility was increased to $800 million from the previous level of $725 million.

Operations Review and Update

OFFSHORE

Wells Completed in the First Quarter 2013

Block/Well	WI%	Type	Location	Target	Comments

SS 349 A-9 (Mahogany)	100	DEV	Shelf	Oil in P sand at ~14,300'	Completed Jan 3, discovered 2nd pay zone adding to proved reserves. 1st production - Jan 2013. IP rate: ~2,700 Boepd net.

Current Drilling Activity in the First Quarter 2013

Block/Well	WI%	Type	Location	Target	Comments*

MP 108 B-1	100	EXPL	Shelf	Gas and liquids in Tex W 6 sand at ~14,000' TVD	Well is at TD and is being logged. Est. 1st production - mid-2013. Target IP - ~1,200 Boepd net. Targeted reserves - 1.8 MMBoe.

MC 243 A-2 ST (Matterhorn)	100	DEV	Deepwater	Proved oil reserves in the A sand at ~6,800' TVD	Currently completing the well. Est. 1st production - Q2 2013. Target IP - 500 to 1,000 Boepd net.

SS 349 A-14 (Mahogany)	100	EXPL	Shelf	Oil at ~17,200' TVD in the T2 sand (exploration target). Secondary target in the P sand (development) at ~14,200' TVD

Well at intermediate casing point depth of 16,425'. Est. 1st production - mid-2013. Target IP - 2,000 Boepd net. Targeted reserves - 3.1 MMBoe (T-Sand only). Well has logged ~123' of pay in the P-Sand and encountered more than 100' of additional hydrocarbon interval above the P-sand.

HI 21 A-1	100	DEV	Shelf	Low risk gas and liquids ~12,500' in the LH-20 sands	Currently at 9,619' MD. Est. 1st production - Q3 2013. Target IP - ~1,500 Boepd net.

Upcoming Drilling Activity in 2013

Block/Well	WI%	Type	Location	Target	Comments*

MP 108 B-2	100	EXPL	Shelf	Gas and liquids in Tex W 6 sand	Projected spud date - Q3 2013. Est 1st production - Q4 2013. Target IP - ~1,200 Boepd net. Targeted reserves - 1.7 MMBoe.

MC 243 A-5 (Matterhorn)	100	EXPL	Deepwater	Water injection well for increased reserves (oil)	Projected spud date - late May. Est. project online - Q3 2013.

SS 349 A-15 (Mahogany)	100	EXPL	Shelf	Multiple exploratory targets (N, O, P, Q, Q5 sands) at 13,000' to 15,500' TVD	Projected spud date - Q3 2013. Est. 1st production - Q1 2014. Target IP - ~1,500 Boepd net. Targeted reserves - 4 to 5 MMBoe.

*Targeted reserves - represents the "net" potential resource addition as calculated on an unrisked Swanson's mean basis.

OFFSHORE EXPLORATION AND DEVELOPMENT
During the first quarter of 2013 we were active with four rigs running in the Gulf of Mexico. Two of those rigs were drilling exploratory targets at our Ship Shoal 349 "Mahogany" field and at our Main Pass 108 field. The other two rigs were targeting development projects at our Mississippi Canyon 243 "Matterhorn" field and our High Island 22 field. All four wells have made significant progress and we expect to finish the completions in the next few months.

Mahogany Field
At our Ship Shoal 349 "Mahogany" field, the A-14 exploratory well is at intermediate casing point and will be soon approaching the exploratory target T-Sand around 18,000' measured depth. The well has drilled through the field pay P-Sand, encountering approximately 123 feet of measured depth pay, slightly thicker than originally projected. In addition to the P-Sand pay, the well encountered over 100 feet of hydrocarbon interval in three additional sands above the P-Sand, which is expected to add to the overall value of the project. We expect to reach total depth near the end of the second quarter.

Following the completion of the A-14 well, we plan to perform a recompletion on the A-4 well and then will proceed to drill the A-15 well. The A-15 should spud sometime during the third quarter and is targeted to reach total depth near the end of the year. This exploratory opportunity currently targets five separate pay sands.

Main Pass 108 Field
At our Main Pass 108 field, we have a rig on location and we just reached total depth of our B-1 well. We encountered our objective sand, the Tex W-6, and are in the process of logging the well. The initial results are encouraging. This exploratory well targeting approximately 1.8 MMBoe net in potential reserve additions should be completed and on production by July. The rig will then skid over to spud the Main Pass 108 B-2 well. The B-2 is very similar to the B-1 in targeted reserves. We expect that the B-2 well, if successful, could be on first production by the fourth quarter of 2013.

Matterhorn Field
We are currently completing the Mississippi Canyon 243 A-2 side track, which was a replacement for the well that sanded up in the early fourth quarter of 2012. The A-5 injection well, which is planned for later this year, is a reservoir pressure maintenance project that is designed to extend the productive life of the field as well as sweep oil to the A-2 well bore on the eastern portion of the field. If the A-5 well is successful, we would look to conduct a similar project in the western field area, focusing on a slightly larger reserve target in 2014 or early 2015.

High Island 22 Field
Drilling continues to progress at our High Island 21 #1 well which is a development well targeting the LH-20 sand. Our current project timeline has the well reaching total depth near mid-2013 and production being brought online during the third quarter of 2013.

ONSHORE

Wells Completed in First Quarter 2013

Project & Area	WI%	Type	# of Wells	Target	Comments
Permian Basin

Yellow Rose Horizontal	100	DEV	2	Horizontal Wolfcamp	1 Well producing, 1 well on flowback

Yellow Rose 80 Acre Verticals	100	DEV	9	4,500' vertical section in the Wolfberry	1 Well completed awaiting hook-up, 5 wells on flowback, 3 wells on production

Yellow Rose 40 Acre Verticals	100	EXP	2	4,500' vertical section in the Wolfberry	Wells on production

Terry County Horizontal	90	EXP	1	Horizontal Wolfcamp	Completed, on flowback

Wells Completed in the Second Quarter 2013

Project & Area	WI%	Type	# of Wells	Target	Comments
Permian Basin
Yellow Rose Horizontal	100	DEV	1	Horizontal Wolfcamp	Well on flowback

Yellow Rose 80 Acre Verticals	100	DEV	2	4,500' vertical section in the Wolfberry	Wells completed awaiting hook-up

Yellow Rose 40 Acre Verticals	100	EXP	1	4,500' vertical section in the Wolfberry	Well completed awaiting hook-up

Yellow Rose Horizontal Wells - Est. "all-in" well cost: $6 - $7 million, Avg days to drill: 39 days, Days to 1st production: 90 days, Est. gross expected ultimate recovery ("EUR"): ~300-450 Mboe, Est. initial production ("IP"): 350-400 Boepd gross (EURs and IP rates are oil plus wet gas, does not include NGL uptick), and all other costs attributable to well to achieve first production.

Yellow Rose Vertical Wells - Est. "all-in" well cost: $2.0 - $2.3 million, Avg days to drill: 18 days, Days to 1st production: 60 days, Est. gross EUR: ~130 Mboe, Est. IP: 100 Boepd gross (EURs and IP rates are oil plus wet gas, does not include NGL uptick), and all other costs attributable to well to achieve first production.

ONSHORE EXPLORATION AND DEVELOPMENT

Yellow Rose Project
We are continuing our current two rig drilling program at Yellow Rose and have completed 14 wells (three horizontal wells and 11 vertical wells) during the first quarter. Four additional wells have been completed since the end of the quarter. Current production at Yellow Rose is approximately 3,775 net Boe per day. The current production rates are being somewhat impacted by flaring due to third party pipeline pressure issues, which we are working to resolve. Our initial 40 acre down-spacing tests were successful and will lead to additional reserve bookings and we could test 20 acre down-spacing later this year. We also believe the field holds the potential for several hundred horizontal wells between the upper Wolfcamp and additional benches. Our recent vertical wells have seen notable improvement in the 30 day initial production rates reflecting the favorable impact of our change in completion technique. We have also seen an upward trend in the vertical EURs over the past few months and are now projecting an average gross EUR of 130 MBoe (oil and unprocessed gas).

Star Project
We continue to monitor our four initial wells that were drilled on our East Texas acreage and have begun planning our fifth horizontal well. We expect that the fifth well will be spud during the third quarter of 2013.

Recompletes and Workovers
During the first quarter, we completed four offshore recompletions and 15 onshore recompletions for a total cost of $9.4 million. The total impact was a net initial production gain of 1,954 Boe per day. Workovers for the quarter totaled $2.6 million and resulted in a net initial production increase of 1,412 Boe per day.

Outlook

Our guidance for the second quarter and full year 2013 is provided in the table below and represents our best estimate of the range of likely future results. Our full year guidance remains unchanged from our guidance provided on February 12, 2013. Our results may be affected by the factors described below in "Forward-Looking Statements."

Estimated Production	Second Quarter 2013	Full-Year 2013
Oil and NGLs (MMBbls)	2.1 – 2.3	8.1 – 9.0
Natural Gas (Bcf)	11.8 – 13.1	52.9 – 58.5
Total (Bcfe)	24.3 – 26.8	102.0 – 112.0
Total (MMBoe)	4.0 – 4.5	17.0 – 18.7
Operating Expenses ($ in millions)	Second Quarter 2013	Full-Year 2013
Lease operating expenses	$70.4 - $77.8	$221 - $244
Gathering, transportation, & production taxes	$7.7 - $8.5	$37 - $41
General & administrative	$22.3 - $24.7	$78 - $86
Income tax rate (1)	36%	36%

(1)	For income statement purposes only and not a reflection of estimated tax payments or refunds in 2013.

Conference Call Information: We will hold a conference call to discuss these financial and operational results on Wednesday, May 8, 2013, at 10:00 a.m. Eastern Time. To participate, dial (480) 629-9819 a few minutes before the call begins. The call will also be broadcast live over the Internet from our website at www.wtoffshore.com. A replay of the conference call will be available approximately two hours after the end of the call until May 15, 2013, and may be accessed by calling (303) 590-3030 and using the pass code 4615599#.

About W&T Offshore
W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and onshore in both the Permian Basin of West Texas and in East Texas. We have grown through acquisitions, exploration and development and currently hold working interests in approximately 72 offshore fields in federal and state waters (69 producing and three fields capable of producing). W&T currently has under lease over 1.4 million gross acres including over 710,000 gross acres on the Gulf of Mexico Shelf, over 480,000 gross acres in the deepwater and over 220,000 gross acres onshore in Texas. A substantial majority of our daily production is derived from wells we operate offshore. For more information on W&T Offshore, please visit our website at www.wtoffshore.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore's Annual Report on Form 10-K for the year ended December 31, 2012 found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section.

We may use the terms "potential reserves," "targeted reserves," "unrisked anticipated recovery", "ultimate recovery" and "EUR" to describe estimates of potentially recoverable hydrocarbons that the SEC rules strictly prohibit us from including in filings with the SEC. These are our internal estimates of hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. These quantities may not constitute "reserves" within the meaning of the Society of Petroleum Engineer's Petroleum Resource Management System or SEC rules and do not include any proved reserves unless the well was included in previously disclosed proved undeveloped reserve estimates. EUR estimates and drilling locations have not been risked by Company management except where indicated. Actual locations drilled, and quantities that may be ultimately recovered from our interests could differ substantially from our estimates and targets. We make no commitment to drill all of the drilling locations which have been attributed these quantities and our drilling plans are subject to revision. Factors affecting ultimate recovery and reserve estimates and targets include actual drilling results, including geological and mechanical factors affecting recovery rates, which will vary from well to well; and the scope of our ongoing drilling program, which will be directly affected by the availability of capital, drilling and production costs, availability of drilling services and equipment, drilling results, lease expirations, transportation constraints, regulatory approvals and other factors.. Estimates of targeted reserves, potential reserves and average well EUR may change significantly as development of our oil and gas assets provide additional data.

Our production forecasts, estimated and targeted initial production rates and expectations for future periods are similarly dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. Actual production will vary from well to well.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Loss)
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(In thousands, except per share data)

Revenues	$259,222	$235,886

Operating costs and expenses:
Lease operating expenses	59,341	56,663
Gathering, transportation costs and production taxes	6,233	5,706
Depreciation, depletion, amortization and accretion	108,872	88,491
General and administrative expenses	21,087	29,479
Derivative loss	3,368	39,634
Total costs and expenses	198,901	219,973
Operating income	60,321	15,913
Interest expense:
Incurred	21,234	13,905
Capitalized	(2,433)	(3,191)
Income before income tax expense	41,520	5,199
Income tax expense	14,902	1,981
Net income	$26,618	$3,218

Basic and diluted earnings per common share	$0.35	$0.04

Weighted average common shares outstanding	75,206	74,300

Consolidated Cash Flow Information
Net cash provided by operating activities	$169,834	$128,157
Capital expenditures	136,626	84,626

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
Net sales volumes:
Oil (MBbls)	1,844	1,540
NGL (MBbls)	535	544
Oil and NGLs (MBbls)	2,379	2,084
Natural gas (MMcf)	12,720	14,376
Total oil and natural gas (MBoe)(1)	4,499	4,480
Total oil and natural gas (MMcfe)(1)	26,993	26,877

Average daily equivalent sales (MBoe/d)	50.0	49.2
Average daily equivalent sales (MMcfe/d)	299.9	295.4

Average realized sales prices (Unhedged):
Oil ($/Bbl)	$107.15	$110.39
NGLs ($/Bbl)	34.25	48.51
Oil and NGLs ($/Bbl)	90.75	94.24
Natural gas ($/Mcf)	3.38	2.67
Barrel of oil equivalent ($/Boe)	57.53	52.41
Natural gas equivalent ($/Mcfe)	9.59	8.74

Average realized sales prices (Hedged):(2)
Oil ($/Bbl)	$104.83	$106.63
NGLs ($/Bbl)	34.25	48.51
Oil and NGLs ($/Bbl)	88.96	91.46
Natural gas ($/Mcf)	3.38	2.67
Barrel of oil equivalent ($/Boe)	56.58	51.12
Natural gas equivalent ($/Mcfe)	9.43	8.52

Average per Boe ($/Boe):
Lease operating expenses	$13.19	$12.65
Gathering and transportation costs and production taxes	1.39	1.27
Depreciation, depletion, amortization and accretion	24.20	19.75
General and administrative expenses	4.69	6.58
Net cash provided by operating activities	37.75	28.61
Adjusted EBITDA	37.41	32.71

Average per Mcfe ($/Mcfe):
Lease operating expenses	$2.20	$2.11
Gathering and transportation costs and production taxes	0.23	0.21
Depreciation, depletion, amortization and accretion	4.03	3.29
General and administrative expenses	0.78	1.10
Net cash provided by operating activities	6.29	4.77
Adjusted EBITDA	6.23	5.45

(1)

MMcfe and MBoe are determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding).  The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

(2)	Data for 2013 and 2012 includes the effects of our commodity derivative contracts that did not qualify for hedge accounting.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
	2013	2012
	(In thousands, except
	share data)
Assets
Current assets:
Cash and cash equivalents	$12,277	$12,245
Receivables:
Oil and natural gas sales	97,309	97,733
Joint interest and other	35,681	56,439
Income taxes	45,638	47,884
Total receivables	178,628	202,056
Deferred income taxes	1,432	267
Prepaid expenses and other assets	22,363	25,555
Total current assets	214,700	240,123
Property and equipment – at cost:
Oil and natural gas properties and equipment (full cost method, of which $125,485 at
March 31, 2013 and $123,503 at December 31, 2012 were excluded from
amortization)	6,836,590	6,694,510
Furniture, fixtures and other	21,949	21,786
Total property and equipment	6,858,539	6,716,296
Less accumulated depreciation, depletion and amortization	4,759,198	4,655,841
Net property and equipment	2,099,341	2,060,455
Restricted deposits for asset retirement obligations	29,161	28,466
Other assets	18,855	19,943
Total assets	$2,362,057	$2,348,987

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$112,223	$123,885
Undistributed oil and natural gas proceeds	41,255	37,073
Asset retirement obligations	69,964	92,630
Accrued liabilities	39,067	21,021
Total current liabilities	262,509	274,609
Long-term debt	1,060,079	1,087,611
Asset retirement obligations, less current portion	308,261	291,423
Deferred income taxes	158,922	145,249
Other liabilities	8,288	8,908
Commitments and contingencies	-	-
Shareholders' equity:
Common stock, $0.00001 par value; 118,330,000 shares authorized; 78,118,803
issued and 75,249,630 outstanding at March 31, 2013, and December 31, 2012	1	1
Additional paid-in capital	398,465	396,186
Retained earnings	189,699	169,167
Treasury stock, at cost	(24,167)	(24,167)
Total shareholders' equity	563,998	541,187
Total liabilities and shareholders' equity	$2,362,057	$2,348,987

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended
	March 31,
	2013	2012
	(In thousands)

Operating activities:
Net income	$26,618	$3,218
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	108,872	88,491
Amortization of debt issuance costs and premium	447	586
Share-based compensation	2,255	2,659
Derivative loss	3,368	39,634
Cash payments on derivative settlements	(4,271)	(5,800)
Deferred income taxes	12,507	2,550
Asset retirement obligation settlements	(23,464)	(5,384)
Changes in operating assets and liabilities	43,502	2,203
Net cash provided by operating activities	169,834	128,157

Investing activities:
Investment in oil and natural gas properties and equipment	(136,626)	(84,626)
Purchases of furniture, fixtures and other	(114)	(500)
Net cash used in investing activities	(136,740)	(85,126)

Financing activities:
Borrowings of long-term debt	112,000	84,000
Repayments of long-term debt	(139,000)	(117,000)
Dividends to shareholders	(6,020)	(5,948)
Other	(42)	(87)
Net cash used in financing activities	(33,062)	(39,035)
Increase in cash and cash equivalents	32	3,996
Cash and cash equivalents, beginning of period	12,245	4,512
Cash and cash equivalents, end of period	$12,277	$8,508

W&T OFFSHORE, INC. AND SUBSIDIARIES
Non-GAAP Information

Certain financial information included in our financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP. These non-GAAP financial measures are "Net Income Excluding Special Items," "EBITDA" and "Adjusted EBITDA." Adjusted EBITDA Margin represents the ratio of Adjusted EBITDA to total revenues. Our management uses these non-GAAP financial measures in its analysis of our performance. These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Net Income Excluding Special Items

"Net Income Excluding Special Items" does not include the unrealized derivative (gain) loss, litigation accruals, and associated tax effects. Net Income Excluding Special Items is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended
	March 31,
	2013	2012
	(In thousands, except per share amounts)
	(Unaudited)

Net income	$26,618	$3,218
Unrealized commodity derivative (gain) loss	(904)	33,834
Litigation accruals	-	8,300
Income tax adjustment to statutory rate	686	(14,586)
Net income excluding special items	$26,400	$30,766

Basic and diluted earnings per common share, excluding special items	$0.35	$0.40

Reconciliation of Net Income to Adjusted EBITDA

We define EBITDA as net income plus income tax expense, net interest expense, depreciation, depletion, amortization, and accretion. Adjusted EBITDA excludes the unrealized gain or loss related to our derivative contracts, and litigation accruals. We believe the presentation of EBITDA and Adjusted EBITDA provide useful information regarding our ability to service debt and to fund capital expenditures and help our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. We believe this presentation is relevant and useful because it helps our investors understand our operating performance and make it easier to compare our results with those of other companies that have different financing, capital and tax structures. EBITDA and Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity. EBITDA and Adjusted EBITDA, as we calculate them, may not be comparable to EBITDA and Adjusted EBITDA measures reported by other companies. In addition, EBITDA and Adjusted EBITDA do not represent funds available for discretionary use.

The following table presents a reconciliation of our consolidated net income to consolidated EBITDA and Adjusted EBITDA.

	Three Months Ended
	March 31,
	2013	2012
	(In thousands)
	(Unaudited)

Net income	$26,618	$3,218
Income tax expense	14,902	1,981
Net interest expense	18,801	10,714
Depreciation, depletion, amortization and accretion	108,872	88,491
EBITDA	169,193	104,404

Adjustments:
Unrealized commodity derivative (gain) loss	(904)	33,834
Litigation accruals	-	8,300
Adjusted EBITDA	$168,289	$146,538

Adjusted EBITDA Margin	65%	62%

CONTACT:
Mark Brewer	Danny Gibbons
Investor Relations	SVP & CFO
investorrelations@wtoffshore.com	investorrelations@wtoffshore.com
713-297-8024	713-624-7326